U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        Hafer, Stephen A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

        220 Continuum Drive
--------------------------------------------------------------------------------
                                    (Street)

        Fletcher, North Carolina  28732
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        UniComp, Inc.  (UCMP)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

        May 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

        Chairman and Chief Executive Officer

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/14/02        P               6,000,000   A      (1)      6,000,000 (2)  (D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   210,050 (2)  (D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   269,000 (3)  (I)      By Arccom
                                                                                                                         Tech-
                                                                                                                         nologies,
                                                                                                                         Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   400,000 (4)  (I)      By Arccom
                                                                                                                         Commercial
                                                                                                                         Lending,
                                                                                                                         Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   290,000 (5)  (I)      By Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    20,000 (6)  (I)      By Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    20,000 (7)  (I)      By Foutz &
                                                                                                                         Associates,
                                                                                                                         Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    20,000      (I)      By wife
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    10,000      (I)      By son
====================================================================================================================================
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)
                                                                                                                         Page 1 of 3

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------- ---------- --------- ------------ ---------- ------ --------- --------- ------  ----------- --------------
Warrant to          $.025    5/14/02  P        6,000,000     Immed.   5/14/07  Common    6,000,000  (1)   6,000,000   D
Purchase Common                                                                Stock
Stock

====================================================================================================================================
Explanation of Responses:

(1) Mr. Hafer paid $150,000 total for 6,000,000 shares of common stock together with warrants to purchase 6,000,000 shares of common stock.
(2) These securities are owned solely by Stephen Hafer, who is a member of a "group" with Arccom Technologies, Inc., Arccom Commercial Lending, Inc.,
     Foutz & Associates and Marta Hafer for purposes of Section 13(d) of the
     Exchange Act.
(3) Mr. Hafer is the President and sole shareholder of Arccom Technologies, Inc.
(4)  Mr. Hafer is the President and majority shareholder of Arccom Commercial
     Lending, Inc.
(5)  Mr. Hafer is the Trustee of the Stephen A. Hafer Living Trust.
(6)  Mr. Hafer is the Trustee of the Louis J. Hafer Residuary Trust.
(7)  Marta Hafer, Mr. Hafer's spouse, owns Foutz & Associates, Inc.





        /S/                                                     6/6/2002
---------------------------------------------            -----------------------
        Stephen A. Hafer                                         Date
      **Signature of Reporting Person


**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                                         Page 2 of 3

Joint Filer Information

Name:                                         Arccom Technologies, Inc.
Address:                                      220 Continuum Drive
                                              Fletcher, North Carolina  28732
Designated Filer:                             Stephen A. Hafer
Issuer and Ticker Symbol:                     UniComp, Inc. (UCMP)
Date of Event Requiring Statement             May 2002

         /s/
---------------------------------------
Stephen A. Hafer,
President of Arccom Technologies, Inc.

Name:                                         Arccom Commerical Lending, Inc.
Address:                                      220 Continuum Drive
                                              Fletcher, North Carolina  28732
Designated Filer:                             Stephen A. Hafer
Issuer and Ticker Symbol:                     UniComp, Inc. (UCMP)
Date of Event Requiring Statement             May 2002

         /s/
---------------------------------------
Stephen A. Hafer,
President of Arccom Commercial Lending, Inc.


Name:                                         Foutz & Associates, Inc.
Address:                                      220 Continuum Drive
                                              Fletcher, North Carolina  28732
Designated Filer:                             Stephen A. Hafer
Issuer and Ticker Symbol:                     UniComp, Inc. (UCMP)
Date of Event Requiring Statement             May 2002

         /s/
---------------------------------------
Stephen A. Hafer,
Officer of Foutz & Associates, Inc.


Name:                                         Marta Hafer
Address:                                      220 Continuum Drive
                                              Fletcher, North Carolina  28732
Designated Filer:                             Marta Hafer
Issuer and Ticker Symbol:                     UniComp, Inc. (UCMP)
Date of Event Requiring Statement             May 2002
Signature:

         /s/
---------------------------------------
Marta Hafer



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